Exhibit 99.1

Date:	January 26, 2005
For Release:	Upon Receipt
Contact(s):	Media	Investors
	Cynthia Michener	Kim Johnson
	860/547-5624	860/547-6781
	cynthia.michener@thehartford.com	kimberly.johnson@thehartford.com
Joshua King
860/547-2293
joshua.king@thehartford.com

The Hartford reports 37% increase in fourth quarter 2004 net income to $620 million or $2.08 per diluted share

Fourth quarter operating income gains for both property-casualty and life;

Total 2004 net income a record $2.1 billion

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, reported a 37-percent increase in fourth quarter 2004 net income to $620 million, or $2.08 per diluted share, hitting an all-time quarterly record. Net income in the current period included net realized capital gains of $23 million (after-tax). In the fourth quarter of 2003, net income was $454 million, or $1.59 per diluted share, which included net realized capital gains of $29 million (after-tax).

Summary (in millions except per share data)	4Q ’03	4Q ’04	Change
Net income	454	620	37%
Net income per diluted share	1.59	2.08	31%
Operating income[1]	433	596	38%
Operating income per diluted share[1]	1.52	2.00	32%
Assets under management	250,365	291,696	17%
Book value per share (ex. AOCI)[1]	36.67	43.55	19%

[1]	Operating income, operating income per diluted share and book value per share (excluding accumulated other comprehensive income) are not calculated based on generally accepted accounting principles (“non-GAAP”). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

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The Hartford — Fourth Quarter 2004 Earnings /2

The Hartford’s operating income in the fourth quarter of 2004 was up 38 percent to $596 million, or $2.00 per diluted share, compared to $433 million, or $1.52 per diluted share, in the fourth quarter of 2003.

“Wrapping up a tremendous year, each of The Hartford’s operating companies was charging ahead during the fourth quarter, with property-casualty and life showing operating income gains of 47 percent and 23 percent, respectively,” said Ramani Ayer, chairman and CEO of The Hartford.

“For 2004, The Hartford’s net and operating income both hit records, and revenues were up 21 percent over 2003,” said Ayer. “Our return on equity for 2004 exceeded 16 percent, and our book value per share, excluding AOCI, rose 19 percent to $43.55 as of December 31, 2004. ”

For the full year of 2004, The Hartford reported record net income of $2.1 billion, compared to a net loss of $91 million for the full year 2003. The first quarter of 2003 included an increase in asbestos reserves of $1.7 billion (after-tax). Net realized capital gains for 2004 totaled $178 million (after-tax) versus for $191 million (after-tax) for 2003.

Operating income for the full year 2004 was $2 billion versus a 2003 operating loss of $253 million, which included the asbestos reserve charge. Net income and operating income for the full-year 2004 included tax benefits totaling $216 million stemming from the favorable resolution of various tax items relating to prior tax years.

On regulatory matters, The Hartford continues to cooperate fully with various federal and state authorities in their investigations that involve the company. “We respect the work regulators are doing and, given the value we place on our integrity and reputation, we have a total commitment to cooperate on these matters,” Ayer said. “As we have said, any breach of our corporate ethics standards, or improper or illegal activity that is found, will result in swift corrective and disciplinary action.

“As we address these regulatory matters, we are also focused on managing our business and delivering exceptional performance,” added Ayer.

REVIEW OF BUSINESS UNIT RESULTS

Property-Casualty

“Property-casualty reported its most profitable quarter ever with operating income of $331 million, despite a moderating P&C cycle,” said Ayer, adding that written premium growth of 11 percent in ongoing operations was driven by gains in both business insurance and personal lines. “We continued to see the benefits of our two-pronged growth strategy to focus on our most profitable agents and to add new agents and sales reps to our roster.”

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The Hartford — Fourth Quarter 2004 Earnings /3

The company recorded a combined ratio in ongoing operations of 90.2 percent in the fourth quarter of 2004, a 4.4-point improvement over the same period of 2003. Catastrophes were 1.2 points in the current quarter compared to 1.5 points in the fourth quarter of 2003, and did not have a significant effect in either the 2004 or 2003 period.

“For the year, ongoing property-casualty written premium also reached a record at $9.9 billion, a 12-percent increase from 2003,” said Ayer. “Our total property-casualty operations generated returns within our targeted levels of 13 percent to 15 percent. Although pricing increases continued to slow in 2004, pricing has generally remained above loss costs largely as a result of favorable frequency trends.”

Business Insurance

Business insurance reported strong written premium growth of 15 percent to $1.16 billion in the fourth quarter of 2004, as well as positive underwriting results. The combined ratio for the business insurance segment was 94.4 percent compared with 93.1 percent in the fourth quarter of 2003. Catastrophes totaled 1.0 point during the current quarter versus 0.7 points in the same period of 2003.

The Hartford had another excellent quarter in small commercial with written premium up 21 percent to $569 million, fueled by strong retention, new business and building momentum in Spectrum Xpand. Also contributing to the successful quarter was the addition of sales staff who successfully engaged more agents, particularly in the Xpand line where nearly 1,000 agents produced business during the quarter.

In middle market, written premium grew 9 percent in the current quarter as the company benefited from solid premium retention rates in excess of 80 percent and the focused marketing of products for industry sectors. The Hartford’s expanded underwriting and sales presence in local markets helped agents more closely match customer needs with the company’s underwriting appetite and product portfolio.

Personal Lines

Premium written through independent agents grew at a brisk pace in the current quarter over the same period of 2003, rising 18 percent. The company’s Dimensions auto and home lines propelled the solid growth as the field sales force helped drive increased adoption of the products by independent agents. Overall, personal lines written premium rose to $856 million, 7 percent higher than a year ago. Growth in the quarter was moderated somewhat by more modest price increases.

The personal lines combined ratio improved 7.5 points to 89.3 percent in the current quarter from 96.8 percent in the fourth quarter of 2003, mostly due to continuing favorable claim frequency and favorable catastrophes. Catastrophes during the current quarter totaled (0.3) points, primarily reflecting a reduction in net catastrophe loss reserves related to the third quarter 2004 hurricanes, compared to 2.7 points in the 2003 fourth quarter.

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The Hartford — Fourth Quarter 2004 Earnings /4

Specialty Commercial

The Hartford recorded written premium growth of 7 percent in its specialty commercial lines during the quarter. The company’s underwriting remained selective in a competitive market, and new business growth declined in lines such as property and professional liability.

Specialty commercial reported a combined ratio of 81.8 percent in the current quarter compared with 93.5 percent a year ago. The strong improvement in combined ratio in the current quarter resulted from lower loss estimates for the current accident year in the bond and property lines. Catastrophes totaled 4.2 points in the current quarter, reflecting additional development related to the third quarter 2004 hurricanes, versus 1.0 point in the fourth quarter of 2003.

Life

“Operating income was strong during the quarter, with 18 percent growth in assets under management leading our results,” Ayer said. Life operating income in the current quarter was up 23 percent to $307 million from $249 million in the 2003 period. Assets under management reached $248.5 billion.

“For all of 2004, life operating income exceeded the $1 billion threshold, a record which speaks to our balanced portfolio of businesses and our competitive advantages in distribution, product and underwriting. Positive equity markets during the year also helped stimulate growth,” added Ayer.

“Across the board, each segment executed extremely well in an increasingly competitive environment,” said Ayer. “In customer service, we also performed at the top of our game in 2004, as recognized by industry market research firm DALBAR. Our annuity, mutual funds, retirement plans and individual life teams again recently earned DALBAR awards for excellence in customer service.”

Retail Products Group

Variable annuity sales were $3.2 billion for the current quarter, which is expected to give The Hartford the number one spot in the industry for both the fourth quarter of 2004 and for the year – a ranking the company has held annually since 1993. Net flows for the quarter were $627 million and total variable annuity assets under management reached nearly $100 billion.

The company’s 401(k) product line had a tremendous quarter, with sales up 34 percent to $766 million over the prior-year’s quarter. Driving the success were the continued seasoning of The Hartford’s 401(k) sales representatives and the quick start of the new Aviator 401(k) product, which earned a favorable reception in the small plan market following a third-quarter launch.

In the mutual funds arena, the company’s asset allocation funds, introduced in the second quarter, were well-received across all distribution channels and accounted for 16 percent of total

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The Hartford — Fourth Quarter 2004 Earnings /5

mutual fund sales of $1.3 billion in the fourth quarter of 2004. Mutual fund sales were $1.6 billion in the corresponding quarter of 2003.

Total assets under management for the retail products group rose 17 percent to $144 billion. Operating income for the retail products group was $149 million, up 23 percent from $121 million in the corresponding 2003 quarter. Operating income growth was driven by strong equity markets and included $10 million in tax benefits related to a change in estimate for the first three quarters of 2004.

Institutional Solutions Group

The Hartford’s Income Notes product, launched in the third quarter, gained traction with another $300 million in sales in the current quarter. Private-placement life insurance sales more than doubled in the current quarter from last year’s fourth quarter. Total assets under management for the institutional solutions group rose 10 percent over last year to $51 billion.

Operating income increased 13 percent to $35 million compared to the fourth quarter of 2003, driven by $4 million in tax benefits related to a change in estimate for the first three quarters of 2004 and higher assets under management. The institutional solutions group includes investment products sold to institutions and governmental entities, and private placement life insurance.

Individual Life

Exceptional sales momentum for The Hartford’s individual life segment produced a record quarter of $79 million in sales, the sixth consecutive quarter of double-digit year-over-year growth. The company’s diversified product portfolio and sales momentum from all major distribution outlets contributed to a sales increase of 13 percent over the fourth quarter of 2003. With generally strong equity markets in 2004 and enhanced marketing initiatives, this quarter’s variable life sales of $37 million were 23 percent higher than last year’s comparable period.

Operating income of $39 million in the current quarter benefited from a growing in-force block of business. These earnings were down slightly from the fourth quarter of 2003 due to unusually favorable mortality in the 2003 period.

Group Benefits

Group benefits operating income rose 56 percent in the fourth quarter of 2004 to $64 million compared to the same period of 2003. Operating income benefited from the CNA acquisition and strong organic growth in earnings due to continued risk management discipline. In the current quarter, the company also realized a $4 million (after-tax) operating income benefit relating to the first three quarters of 2004 as a result of the final accounting of the CNA acquisition.

Additional premium from the CNA acquisition, combined with favorable persistency and strong 2004 full-year sales, resulted in fully insured premium growth of 55 percent in the fourth quarter

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The Hartford — Fourth Quarter 2004 Earnings /6

of 2004. Fully insured sales for the quarter were $80 million compared to $93 million a year ago, primarily due to field integration activity earlier in the year and a competitive marketplace. New business quoting activity regained momentum during the third and fourth quarters.

Japan

Japan annuity sales rose 112 percent in the fourth quarter of 2004 to $2.5 billion from the corresponding period in 2003. This was driven by broad distribution and the successful launch of two fixed annuity products, which generated $514 million in sales in the quarter. Assets under management at December 31, 2004, more than doubled from a year ago to $14.7 billion.

2005 GUIDANCE

Based on current information, The Hartford expects 2005 earnings per diluted share to be between $7.25 and $7.55. The company’s previous guidance was between $7.15 and $7.45. Among the factors The Hartford considered in constructing its revised guidance were the higher level of U.S. equity markets at year end 2004 and the company’s expectation that favorable property loss frequency experienced in the fourth quarter of 2004 will persist for at least a short time into 2005.

This guidance excludes realized capital gains or losses and any unusual or unpredictable benefits or charges that might occur during the year. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Among other assumptions, this 2005 guidance assumes the following:

•	Total annual equity market return of 9 percent from levels at the end of 2004;

•	Continued written premium growth in business insurance and personal lines (in the range of 8 to 12 percent), with negative written premium growth in specialty commercial insurance; and

•	Stable underwriting returns in personal lines, slightly decreased underwriting returns in business insurance and stable underwriting returns (supported by a change in mix) in the specialty commercial insurance segment.

These estimates are highly likely to change. The company’s actual experience in 2005 will almost certainly differ from many of the assumptions utilized above and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. These factors include but are not limited to significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property-casualty businesses, catastrophe losses at levels different from expectations and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims.

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The Hartford — Fourth Quarter 2004 Earnings /7

CONFERENCE CALL

The Hartford will discuss the results of the fourth quarter and full-year 2004, along with 2005 guidance, in the quarterly conference call on January 27, 2004, at 10:00 a.m. EST. The call, along with a slide presentation, can be simultaneously accessed through the company’s Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure operating income as an important measure of the company’s operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives, and the cumulative effect of accounting changes. The company believes operating income provides investors with a valuable measure of the performance of the company’s ongoing businesses because it excludes the effect of those realized capital gains and losses that tend to be highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarters and years ended December 31, 2003 and 2004 is set forth in the operating results table. Operating income per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income (loss) per share to operating income (loss) per share for the quarters and years ended December 31, 2003 and 2004 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2004.

The Hartford uses the non-GAAP financial measure operating income, before tax-related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges, to further enhance investor understanding of the company’s ongoing businesses by eliminating the effects of the 2003 asbestos reserve addition, which relates solely to legacy businesses, and the effects of tax-related items, Bancorp litigation and severance charges because these items either are non-recurring or are highly variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before tax-related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges, for the quarters and years ended December 31, 2003 and 2004 is set forth in the operating results table. Operating income, before tax-related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges, per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income (loss) per share to operating income, before tax-related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges, per share for the quarters and years ended December 31, 2003 and 2004 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the fourth quarter of 2004.

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The Hartford — Fourth Quarter 2004 Earnings /8

Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2003 and 2004 is set forth in the operating results table.

The 2005 earnings guidance presented in this release is based on the financial measure operating income. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to operating income is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the fourth quarter of 2004, which is available on the company’s Web site, www.thehartford.com.

The Hartford is one of the nation’s largest financial services and insurance companies, with 2004 revenues of $22.7 billion. As of December 31, 2004, The Hartford had total assets of $259.7 billion and stockholders’ equity of $14.2 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford’s Internet address is www.thehartford.com.

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The Hartford — Fourth Quarter 2004 Earnings/9

OPERATING RESULTS BY SEGMENT*	Fourth Quarter Ended			Year Ended
	December 31,			December 31,
Life [1]	2003	2004	Change	2003	2004	Change

Individual Annuity [2]	$111	$132	19%	$392	$483	23%
Other Retail [2]	10	17	70%	34	59	74%

Total Retail Products Group	121	149	23%	426	542	27%
Institutional Solutions Group [2]	31	35	13%	83	125	51%
Individual Life [2]	41	39	(5%)	145	154	6%
Group Benefits	41	64	56%	148	229	55%
Other [2] [3]	15	20	33%	34	262	NM

Total Life operating income [2] [4]	249	307	23%	836	1,312	57%
Tax related items	—	—	—	(30)	(190)	NM
Bancorp litigation	—	—	—	40	—	(100%)

Life operating income, before tax related items and Bancorp litigation [4]	249	307	23%	846	1,122	33%

Property & Casualty
Ongoing Operations Underwriting Results
Business Insurance	67	63	(6%)	158	360	128%
Personal Lines	26	94	NM	130	138	6%
Specialty Commercial	26	86	NM	10	(53)	NM

Total Ongoing Operations underwriting results	119	243	104%	298	445	49%
Other Operations underwriting results	(78)	(59)	24%	(2,840)	(448)	84%

Total Property & Casualty underwriting results	41	184	NM	(2,542)	(3)	100%
Net investment income	308	333	8%	1,172	1,248	6%
Periodic net coupon settlements on non-qualifying derivatives, before-tax	4	1	(75%)	18	9	(50%)
Net servicing and other income	(7)	2	NM	8	42	NM
Other expenses [5]	(42)	(54)	(29%)	(214)	(235)	(10%)
Income tax (expense) benefit [3] [5]	(79)	(135)	(71%)	660	(232)	NM

Total Property & Casualty operating income (loss) [3] [4]	225	331	47%	(898)	829	NM
Tax related items	—	—	—	—	(26)	—
2003 asbestos reserve addition	—	—	—	1,701	—	(100%)
Severance charges	—	—	—	27	—	(100%)

Property & Casualty operating income, before tax related items, 2003 asbestos reserve addition and severance charges [4] [5]	225	331	47%	830	803	(3%)

Interest and Other Corporate	(41)	(42)	(2%)	(191)	(173)	9%

Operating income, before tax related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges [2] [3] [4] [5] [6]	433	596	38%	1,485	1,752	18%

Tax related items	—	—	—	30	216	NM
2003 asbestos reserve addition	—	—	—	(1,701)	—	100%
Bancorp litigation	—	—	—	(40)	—	100%
Severance charges	—	—	—	(27)	—	100%

Operating income (loss) [2] [3] [4] [5] [6]	433	596	38%	(253)	1,968	NM
Add: Net realized capital gains, after-tax [4]	29	23	(21%)	191	178	(7%)
Less: Periodic net coupon settlements on non-qualifying derivatives, after-tax [4]	8	(1)	NM	29	8	(72%)
Add: Cumulative effect of accounting changes, after-tax	—	—	—	—	(23)	—

Net income (loss)	$454	$620	37%	$(91)	$2,115	NM

PER SHARE DATA
Diluted earnings (loss) per share
Operating income, before tax related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges [6]	$1.52	$2.00	32%	$5.42	$5.90	9%
Operating income (loss) [6]	$1.52	$2.00	32%	$(0.93)	$6.63	NM
Net income (loss)	$1.59	$2.08	31%	$(0.33)	$7.12	NM
Book value per share
Book value per share (excluding AOCI)				$36.67	$43.55	19%
Per share impact of AOCI				$4.40	$4.85	10%
Book value per share				$41.07	$48.40	18%

[1]	Life allocates the net realized gains and losses from periodic net coupon settlements on non-qualifying derivatives to its segments.
[2]	Life includes $30 in 2003 of tax benefit related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The benefit was recorded in Life as follows: $19 in Individual Annuity, $1 in Other Retail, $1 in Institutional Solutions Group, $2 in Individual Life and $7 in Other.
[3]	Life includes $190 and Property and Casualty includes $26 in 2004 of tax benefit related to tax years prior to 2004.
[4]	Operating income includes the effect of periodic net coupon settlements on non-qualifying derivatives, after-tax. Such effects are included in net realized capital gains and losses.
[5]	Property & Casualty includes $27 in 2003 of after-tax severance charges. The charges were recorded in Property & Casualty as follows: $41 in other expenses and $14 in income tax benefit.
[6]	Operating income, operating income, before tax related items, 2003 asbestos reserve addition, Bancorp litigation and severance charges, and book value per share (excluding AOCI) are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Refer to the Discussion on Non-GAAP and Other Financial Measures section of this release.

* The table presents underwriting results for the business insurance, personal lines, specialty commercial and other operations segments. Operating income is presented for life’s segments, property-casualty and corporate. The Hartford defines increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

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The Hartford — Fourth Quarter 2004 Earnings/10

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the company’s potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the difficulty in predicting the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other distribution intermediaries, including changes that have been announced and those which may occur in the future; the uncertain effect on the company of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments, including the possibility that the Terrorism Risk Insurance Act of 2002 is not extended beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the company’s claims-paying, financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2003 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.